UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2006

Encore Medical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26538	65-0572565
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Metric Blvd., Austin, Texas		78758
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 832-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

As discussed in Encore’s definitive proxy statement filed with the Securities and Exchange Commission on October 3, 2006 and subsequently mailed to its stockholders on October 4, 2006 (the "Proxy"), Encore has been involved in preliminary negotiations about acquiring a privately-held, complementary medical device company located outside of the United States. These discussions have led to advanced negotiations relating to the terms of an acquisition of that company by Encore, which we refer to herein as the "Proposed Acquisition" and the business proposed to be acquired as the "target". Although Encore has not entered into any definitive agreements, Encore anticipates entering into a stock purchase agreement in connection with the Proposed Acquisition during the first two weeks of November 2006 and consummating the Proposed Acquisition before the end of November 2006, following the consummation of the acquisition of Encore by The Blackstone Group and the related transactions, as described in the Proxy. For the year ended December 31, 2005, the target had revenues of approximately $20 million, based on International Financial Reporting Standards ("IFRS"). Encore reports its financial statements in U.S. GAAP, which differs in material respects from IFRS. Encore expects to realize cost savings and other synergies from the Proposed Acquisition. Encore does not believe that the target is of a size that will require Encore to provide financial information or file the financial statements of the target.

Based upon the negotiations to date, Encore believes that the purchase price for the Proposed Acquisition will be approximately $23.1 million, consisting of $12.8 million in cash and $10.3 million in shares of Encore’s common stock, valued at a price of $6.55 per share. Encore also expects to incur approximately $1 million of related transaction expenses. In connection with the Proposed Acquisition, Encore expects to assume the target’s existing debt of approximately $1.5 million.

As a result of the Proposed Acquisition, Encore intends to increase the term loan portion of the new senior secured credit facilities that it will enter into in connection with the acquisition of Encore by The Blackstone Group, as described in the Proxy, by $10.0 million to $335.0 million. Encore will use this additional $10.0 million of term loan borrowings along with approximately $4 million of available cash to finance the cash portion of the purchase price and the payment of related transaction expenses. If the Proposed Acquisition is not completed by November 30, 2006, Encore will repay the additional $10.0 million of term loan borrowings. The revolving credit facility portion of the new senior secured credit facilities will not change and will continue to provide $50.0 million of available borrowings.

In the event the Proposed Acquisition is consummated, we expect that our cash interest expense will increase as a result of the additional term loan and the debt of the target that is expected to be assumed in the Proposed Acquisition. As the target is a non-U.S. entity, if the Proposed Acquisition is consummated, the target will not be a guarantor under the new senior secured credit facilities; however 65% of the stock of the target will be pledged as collateral under the new senior secured credit facilities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encore Medical Corporation

October 24, 2006	By:	/s/ Harry L. Zimmerman

Name: Harry L. Zimmerman
Title: Executive Vice President - General Counsel